Consent of Independent Registered Public Accounting Firm

The board of directors

Equinor ASA

We consent to the incorporation by reference in the registration statement (No. 333-168426) on Form S-8 of Equinor ASA, in the registration statement (No. 333-221130) on Form F-3ASR of Equinor ASA, and in the registration statement (No. 333-221130-01) on Form F-3ASR of Equinor Energy AS of our reports dated 5 March 2019, with respect to the consolidated balance sheets of Equinor ASA and subsidiaries as of 31 December 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended 31 December 2018, and the related notes (collectively the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of 31 December 2018, which reports appear in the 31 December 2018 annual report on Form 20-F of Equinor ASA.

Our report with respect to the 2018 consolidated financial statements refers to a change in policy regarding the presentation of certain elements within the consolidated statement of cash flows, and a change in policy for lifting imbalances.

/s/ KPMG AS

Stavanger, Norway

15 March 2019